Exhibit 99.1

Tribune Media Company Reports First Quarter 2015 Results

NEW YORK, May 8, 2015 — Tribune Media Company (the “Company”) (NYSE:TRCO) today reported its results for the three months ended March 29, 2015. The Company achieved substantial growth in operating revenues as it executed successfully on its strategy of growing its Television and Entertainment business while also expanding its Digital and Data business worldwide.

“We generated top-line line growth in the first quarter and made progress against many of our key strategic objectives,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer. “First, we grew revenue market share across our stations, including, most importantly, our four largest markets. WGN America successfully continued its conversion from a superstation to a cable network and the network is telecast as a cable entity to 60 % of our subscriber base, while generating a 52% increase in carriage revenues this quarter. Finally, the on-going expansion of our Digital and Data business yielded increased revenue and Adjusted EBITDA growth.”

Liguori continued, “Our results in the first quarter and our outlook for the remainder of the year give us confidence that we are on track to achieve our revenue and Adjusted EBITDA guidance for the full year.”

First Quarter 2015 Highlights

•	Consolidated operating revenues grew 6.0% as compared to the first quarter of 2014, to $472.7 million, driven by acquisition-related growth in the Digital and Data segment and increases in the Television and Entertainment segment.

•	Consolidated operating profit grew 21% as compared to the first quarter of 2014, to $60.9 million.

•	Consolidated Adjusted EBITDA decreased 6.5% as compared to the first quarter of 2014, to $129.0 million, due to strategic investments in programming and the build-out of improved technology applications and shared service operations.

•	Basic and Diluted earnings per share from continuing operations of $0.37.

•	Cash distributions received from equity investments of $94.9 million.

First Quarter 2015 Results

Consolidated

Consolidated operating revenues for the first quarter of 2015 were $472.7 million compared to $446.1 million in the first quarter of 2014, representing an increase of $26.6 million, or 6.0%. Revenues increased primarily as a result of the impact of 2014 acquisitions in the Digital and Data segment, as well as increased retransmission consent revenues and carriage fees in the Television and Entertainment segment, partially offset by decreased advertising revenues associated with airing the Super Bowl on 14 Fox-affiliated stations in 2014 versus two NBC-affiliated stations in 2015.

Consolidated operating profit for the first quarter of 2015 increased by $10.6 million to $60.9 million from $50.3 million in the first quarter of 2014.

Basic and diluted earnings per common share from continuing operations for the first quarter of 2015 were $0.37 compared to $0.28 for the first quarter of 2014.

Consolidated Adjusted EBITDA decreased to $129.0 million from $138.0 million in the first quarter of 2014, representing a decrease of $9.0 million, or 6.5%. The decrease is primarily attributable to increased programming fees within the Television and Entertainment segment, implementation of improved technology applications and the establishment of new shared services operations within Corporate and Other, which occurred in the second quarter of 2014, as well as operating expenses attributable to the acquisitions within the Digital and Data segment, partially offset by increased revenues as described above.

Cash distributions from equity investments in the first quarter of 2015 were $94.9 million compared to $120.3 million in the first quarter of 2014. Cash distributions were lower in the first quarter of 2015 due to a $12.4 million non-recurring cash payment from Television Food Network, G.P. received in the first quarter of 2014, as well as the impact of working capital changes which reduced cash available for distribution.

Television and Entertainment Segment

Television and Entertainment segment revenues were $410.3 million in the first quarter of 2015, compared to $400.2 million in the first quarter of 2014, an increase of $10.1 million, or 2.5%, and were comprised of:

•	Advertising revenues of $299.7 million as compared with $305.8 million in the first quarter of 2014, representing a decrease of $6.1 million, or 2.0%. Core advertising (local and national advertising revenues, excluding political revenues) declined by $6.0 million, or 2.1%, primarily as a result of an approximate $10 million decline in revenues associated with airing the Super Bowl on two NBC-affiliated stations in 2015 as compared to 14 FOX-affiliated stations in 2014. Excluding this impact, core advertising revenues increased 1.4%.

•	Local station retransmission consent fees of $68.8 million in the first quarter of 2015, compared to $55.6 million in the first quarter of 2014, an increase of $13.2 million, or 24%, as a result of contract renewals with distribution partners at higher rates.

•	Carriage fees of $21.5 million in the first quarter of 2015 compared to $14.1 million in the first quarter of 2014, an increase of $7.4 million, or 52%, as a result of obtaining higher rates for WGN America distribution.

Television and Entertainment Adjusted EBITDA for the first quarter of 2014 was $135.0 million, compared to $139.7 million in the first quarter of 2014. Television and Entertainment Adjusted EBITDA was unfavorably impacted primarily by an increase in programming expenses associated with new original and syndicated content at WGN America.

Digital and Data Segment

Digital and Data segment revenues in the first quarter of 2015 were $50.2 million, compared to $31.5 million in the first quarter of 2014, an increase of $18.7 million. This increase was primarily attributable to the impact of the acquisition of Gracenote, which was consummated January 31, 2014, and the acquisitions of HWW, Baseline and What’s ON, which were consummated in the second half of 2014.

Digital and Data Adjusted EBITDA was $12.5 million in the first quarter of 2015, compared to $5.0 million in the first quarter of 2014, an increase of $7.5 million. This increase was primarily attributable to the impact of the acquisitions noted above.

Corporate and Other

Real estate revenues for the first quarter of 2015 were $12.2 million compared to $14.4 million in the first quarter of 2014, representing a decrease of $2.2 million, or 15%, primarily due to a reduction in space leased by Tribune Publishing at several properties and the sale of the production facility and land in Baltimore, MD in December 2014.

Corporate and Other Adjusted EBITDA for the first quarter of 2015 represented a loss of $18.5 million, compared to a loss of $6.7 million in the first quarter of 2014. These additional losses were a result of increased expenses primarily attributable to higher corporate costs driven by the implementation of improved technology applications as well as the establishment of new shared services operations following the separation of Tribune Publishing systems in connection with the Company’s spin-off of its principal publishing operations in August 2014 and the decline in real estate revenues noted above.

Stock Repurchase Program

In October 2014 the Company announced a $400 million stock repurchase program. During the first fiscal quarter of 2015, the Company repurchased approximately 2.8 million shares of the Company’s Class A common stock in open market transactions for $165 million. As of March 29, 2015, the Company had repurchased approximately 3.9 million shares of the Company’s Class A common stock, at an aggregate purchase price of approximately $233 million, and the remaining authorized amount under the program totaled approximately $167 million.

Quarterly Dividend Policy

On March 6, 2015, the Company announced an intention to pay regular quarterly cash dividends on its Common Stock of $0.25 per share, starting in the second fiscal quarter of 2015, and this intention remains unchanged. The declaration of any future dividends are subject to the discretion of the Board taking into account, among other things, future earnings, cash flows, financial requirements and other factors, as well as restrictions contained in the credit agreement governing our Secured Credit Facility.

Financial Guidance

The following represents the Company’s financial guidance for the full year 2015. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements”, and may differ materially from our actual results.

In 2015, we continue to expect solid revenue growth despite it being an off-cycle political year. We anticipate that Adjusted EBITDA in 2015 will be impacted by the cyclical loss of political advertising, continued measured programming investment in WGN America and increased operational costs in our Digital and Data segment. In addition, in 2015, the Company is incurring costs associated with general business and technology applications, which we believe will improve productivity and increase operating efficiencies in the long term. As indicated in the forward guidance for 2016 and beyond, these actions are expected to drive strong and sustainable profitability growth in the years ahead.

In our Television and Entertainment segment, programming expenses for WGN America and Tribune Studios in 2015 are currently expected to be approximately $144 million, a $14 million increase over the previous guidance of approximately $130 million. This change stems from a change in the timing of the amortization of original programming expenses, specifically in a shift of expenses from 2016 into 2015. We expect that this increase in programming expenses will be fully offset in 2015 by, among other things, an acceleration of cost saving actions.

Accordingly, we expect the following financial results as it relates to full year 2015:

Consolidated

•	Net Revenues: $2.00 billion to $2.03 billion

•	Adjusted EBITDA: $480 million to $495 million

Television and Entertainment Segment

•	Total Net Revenues: $1.75 billion to $1.77 billion

•	Core Advertising (local and national advertising revenues): Low to mid-single digit increases over 2014

•	Retransmission Consent Fees: $275 million to $277 million

•	Cable Network Carriage Fees: $85 million to $87 million

•	WGN America / Tribune Studios Programming Expenses: approximately $(144) million

•	Adjusted EBITDA: $500 million to $515 million

Digital and Data Segment

•	Net Revenues: $200 million to $205 million

•	Adjusted EBITDA: $46 million to $48 million

Corporate and Other

•	Real Estate Revenues: approximately $50 million

•	Real Estate Expenses: approximately $(30) million

•	Corporate Expenses, excluding stock-based comp: $(86) million to $(88) million

•	Adjusted EBITDA: $(66) million to $(68) million

Key Cash Flow Metrics

•	Capital Expenditures: Total of $100 million, including approximately $50 million of non-recurring capital expenditures

•	Cash Taxes(1): $135 million to $140 million

•	Cash Interest: approximately $140 million

•	Depreciation & Amortization: approximately $260 million

•	Stock-based Compensation: approximately $35 million

(1)	Excludes tax payment of approximately $252 million related to the gain on the sale of Classified Ventures in the fourth quarter of 2014, paid in the first quarter of 2015.

Long Term Outlook

•	2016 Consolidated Adjusted EBITDA year-over-year growth of greater than 30%

In addition, the Company currently expects the following for the period of 2016 - 2019:

•	WGN America and Tribune Studios revenue growth to be greater than 20% annually

•	WGN America and Tribune Studios programming expenses approximating 50% of net revenues

•	Digital and Data net revenue growth of 10% to 12% annually

•	Digital and Data Adjusted EBITDA margins growing to low 30% range

Conference Call Information

The Company will host a conference call today at 8:00 a.m. ET to discuss its first quarter results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing 888-317-6003 (domestic) or 412-317-6061 (international). The confirmation code is 0928075.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until May 15, 2015 at 877-344-7529 (domestic) or 412-317-0088 (international). The confirmation code for the replay is 10064374.

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Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching more than 50 million households, national entertainment network WGN America, available in approximately 73 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:

Donna Granato	Gary Weitman
VP/Corporate Finance, Investor Relations	SVP/Corporate Relations
212/210-2703	312/222-3394
dgranato@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA for the Company and our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). Adjusted EBITDA for the Company is defined as net income before income (loss) from discontinued operations, net of taxes, income taxes, investment transactions, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights- amortization expense less broadcast rights- cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EBITDA and Broadcast Cash Flow is useful to investors, as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. No reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2015 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our expectations for Adjusted EBITDA growth in 2016, our long-term outlook for WGN America and Tribune Studios revenue and programming expenses as well as Digital and Data segment revenue growth and Adjusted EBITDA margins, our expectation with respect to future cash dividends on our common stock, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2015 and other filings with the SEC. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand and audience shares; changes in the overall market for television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of broadcast rights; our ability to adapt to technological changes; our ability to develop and grow our online businesses; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements; our ability to expand our operations internationally; the incurrence of costs to address contamination issues at sites owned, operated or used by our business; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; changes in accounting standards; our ability to pay cash dividends on our common stock; increased interest rate risk due to our variable rate indebtedness; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Tribune Media Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014

Operating Revenues
Television and Entertainment	$410,300	$400,201
Digital and Data	50,202	31,485
Other	12,235	14,416

Total operating revenues	472,737	446,102

Operating Expenses
Programming	93,516	80,631
Direct operating expenses	102,988	100,273
Selling, general and administrative	150,473	137,553
Depreciation	17,054	16,711
Amortization	47,771	60,674

Total operating expenses	411,802	395,842

Operating Profit	60,935	50,260

Income on equity investments, net	36,934	38,263
Interest and dividend income	367	171
Interest expense	(39,212)	(40,519)
Gain on investment transaction	687	—
Other non-operating gain	—	157
Reorganization items, net	(992)	(2,216)

Income from Continuing Operations Before Income Taxes	58,719	46,116
Income tax expense	22,302	17,649

Income from Continuing Operations	36,417	28,467
Income from Discontinued Operations, net of taxes	—	12,601

Net Income	$36,417	$41,068

Basic Earnings Per Common Share from:
Continuing Operations	$0.37	$0.28
Discontinued Operations	—	0.13

Net Earnings Per Common Share	$0.37	$0.41

Diluted Earnings Per Common Share from:
Continuing Operations	$0.37	$0.28
Discontinued Operations	—	0.13

Net Earnings Per Common Share	$0.37	$0.41

Tribune Media Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

	March 29, 2015	December 28, 2014
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$1,171,830	$1,455,183
Restricted cash and cash equivalents	17,595	17,600
Accounts receivable (net of allowances of $5,382 and $7,313)	415,033	440,722
Broadcast rights	127,901	147,423
Deferred income taxes	28,974	29,675
Prepaid expenses and other	82,566	70,220

Total current assets	1,843,899	2,160,823

Properties
Property, plant and equipment	968,384	953,438
Accumulated depreciation	(119,351)	(102,841)

Net properties	849,033	850,597

Other Assets
Broadcast rights	159,975	157,014
Goodwill	3,916,266	3,918,136
Other intangible assets, net	2,348,016	2,397,794
Investments	1,654,944	1,717,192
Other	188,470	194,899

Total other assets	8,267,671	8,385,035

Total Assets	$10,960,603	$11,396,455

Tribune Media Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

	March 29, 2015	December 28, 2014
	(Unaudited)
Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$64,781	$77,295
Debt due within one year	4,034	4,088
Income taxes payable	12,612	252,570
Employee compensation and benefits	65,252	80,270
Contracts payable for broadcast rights	158,532	178,685
Deferred revenue	33,416	34,352
Dividends payable and accrued payments to warrant holders	648,644	—
Other	64,386	56,920

Total current liabilities	1,051,657	684,180

Non-Current Liabilities
Long-term debt	3,490,187	3,490,897
Deferred income taxes	1,153,885	1,156,214
Contracts payable for broadcast rights	272,152	279,819
Contract intangible liability, net	30,613	34,425
Pension obligations, net	461,813	469,116
Postretirement, medical, life and other benefits	20,767	21,456
Other obligations	64,009	64,917

Total non-current liabilities	5,493,426	5,516,844

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at Mar. 29, 2015 and at Dec. 28, 2014	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 96,299,803 shares issued and 92,392,399 shares outstanding at Mar. 29, 2015 and 95,708,401 shares issued and 94,732,807 shares outstanding at Dec. 28, 2014	96	96
Class B Common Stock ($0.001 par value per share)
Authorized: 200,000,000 shares; Issued and outstanding: 2,391,960 shares at Mar. 29, 2015 and 2,438,083 shares at Dec. 28, 2014	2	2
Treasury stock, at cost: 3,907,404 shares at Mar. 29, 2015 and 975,594 shares at Dec. 28, 2014	(232,988)	(67,814)
Additional paid-in-capital	4,595,295	4,591,470
Retained earnings	105,991	718,218
Accumulated other comprehensive loss	(52,876)	(46,541)

Total shareholders’ equity	4,415,520	5,195,431

Total Liabilities and Shareholders’ Equity	$10,960,603	$11,396,455

Tribune Media Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014

Operating Activities
Net income	$36,417	$41,068
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock-based compensation	7,845	9,248
Pension credits, net of contributions	(7,303)	(9,534)
Depreciation	17,054	24,233
Amortization of contract intangible assets and liabilities	(3,461)	(3,963)
Amortization of other intangible assets	47,771	62,258
Income on equity investments, net	(36,934)	(37,928)
Distributions from equity investments	94,906	120,270
Amortization of debt issuance costs and original issue discount	3,330	3,340
Gain on investment transaction	(687)	—
Other non-operating gain, net	—	(157)
Change in excess tax benefits from stock-based awards	402	(976)
Transfers from restricted cash	5	46
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	25,802	66,777
Prepaid expenses and other current assets	(12,036)	(11,508)
Accounts payable	(5,343)	(5,671)
Employee compensation and benefits, accrued expenses and other current liabilities	(7,225)	(45,713)
Deferred revenue	(938)	13,661
Income taxes	(239,850)	26,044
Change in broadcast rights, net of liabilities	(11,259)	(4,737)
Deferred income taxes	172	(5,039)
Other, net	(2,974)	(6,021)

Net cash (used in) provided by operating activities	(94,306)	235,698

Investing Activities
Capital expenditures	(16,299)	(17,601)
Acquisitions, net of cash acquired	(109)	(158,814)
Increase in restricted cash related to acquisition of Local TV	—	201,922
Transfers to restricted cash, net	—	(1,069)
Investments	(411)	(1,805)
Proceeds from sales of investments and real estate	5,617	—

Net cash (used in) provided by investing activities	(11,202)	22,633

Financing Activities
Repayment of Senior Toggle Notes	—	(172,237)
Repayments of long-term debt	(1,067)	(914)
Common stock repurchases	(172,777)	—
Change in excess tax benefits from stock-based awards	(402)	976
Tax withholdings related to net share settlements of share-based awards	(3,618)	(3,201)
Proceeds from stock option exercises	19	—

Net cash used in financing activities	(177,845)	(175,376)

Net (Decrease) Increase in Cash and Cash Equivalents	(283,353)	82,955
Cash and cash equivalents, beginning of period	1,455,183	640,697

Cash and cash equivalents, end of period	$1,171,830	$723,652

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$35,593	$28,462
Income taxes, net of refunds	$261,914	$4,855

Tribune Media Company - Consolidated

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Revenues	$472,737	$446,102

Net Income	$36,417	$41,068
Income from discontinued operations, net of taxes	—	12,601

Income from Continuing Operations	36,417	28,467
Income tax expense	22,302	17,649
Reorganization items, net	992	2,216
Other non-operating gain	—	(157)
Gain on investment transaction	(687)	—
Interest expense	39,212	40,519
Interest and dividend income	(367)	(171)
Income on equity investments, net	(36,934)	(38,263)

Operating Profit	60,935	50,260
Depreciation	17,054	16,711
Amortization	47,771	60,674
Stock-based compensation	7,845	8,449
Severance and related charges	901	2,439
Transaction-related costs	1,638	5,699
Loss on sales of real estate	106	—
Other	33	1,558
Pension credit	(7,303)	(7,804)

Adjusted EBITDA	$128,980	$137,986

Tribune Media Company - Television and Entertainment

Reconciliation of Operating Profit to Adjusted EBITDA and Broadcast Cash Flow

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Advertising	$299,702	$305,763
Retransmission consent fees	68,813	55,565
Carriage fees	21,502	14,128
Barter/trade	9,226	10,311
Copyright royalties	4,265	6,532
Other	6,792	7,902

Total Revenues (1)	$410,300	$400,201

Operating Profit (1)	$79,348	$64,697
Depreciation	11,423	12,376
Amortization	41,510	56,655
Stock-based compensation	2,493	2,523
Severance and related charges	196	1,414
Transaction-related costs	—	417
Other	13	1,556
Pension expense	—	43

Adjusted EBITDA (1)	$134,983	$139,681

Broadcast rights - Amortization	72,008	55,694
Broadcast rights - Cash Payments	(84,715)	(60,818)

Broadcast Cash Flow	$122,276	$134,557

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Digital and Data

Reconciliation of Operating Profit to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Video	$26,222	$20,772
Music	23,980	10,713

Total Revenues (1)	$50,202	$31,485

Operating Profit (Loss) (1)	$3,734	$(2,086)
Depreciation	2,105	1,813
Amortization	6,261	4,019
Stock-based compensation	551	649
Severance and related charges	(173)	632

Adjusted EBITDA (1)	$12,478	$5,027

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Corporate and Other

Reconciliation of Operating Profit to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Total Revenues	$12,235	$14,416

Operating Loss	$(22,147)	$(12,351)
Depreciation	3,526	2,522
Stock-based compensation	4,801	5,277
Severance and related charges	878	393
Transaction-related costs	1,638	5,282
Loss on sales of real estate	106	—
Other	20	2
Pension credit	(7,303)	(7,847)

Adjusted EBITDA	$(18,481)	$(6,722)